Exhibit 4.3

DESCRIPTION OF BELLRING BRANDS, INC.’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the registered securities of BellRing Brands, Inc. (the “Company,” “BellRing,” “we,” “us” or “our”). This description is not complete and is qualified in its entirety by reference to the full text of our certificate of incorporation (the “certificate of incorporation”) filed as Exhibit 3.1 to our Form 8-K12B filed on March 10, 2022 and incorporated herein by reference, and to the full text of our bylaws (the “bylaws”) filed as Exhibit 3.2 to our Form 8-K12B filed on March 10, 2022 and incorporated herein by reference.
DESCRIPTION OF CAPITAL STOCK
General
Under our certificate of incorporation, we may issue up to 500,000,000 shares of common stock, par value $0.01 per share, and up to 50,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is listed on the NYSE under the ticker symbol “BRBR”.
Common Stock
Voting Rights. The holders of our common stock are entitled to one vote for each share held by such holder on the applicable record date on all matters on which stockholders are generally entitled to vote.
Dividends. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds.
Liquidation or Dissolution. Upon our liquidation or dissolution, the holders of our common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the special rights and preferences, if any, of any holders of our preferred stock then outstanding.
Other Rights. There are no preemptive rights, redemption or sinking fund provisions applicable to our common stock, and the outstanding shares of our common stock are fully paid and non-assessable.
Limitations of Rights of Holders of Common Stock - Preferred Stock
The rights of holders of our common stock may be materially limited or qualified by the rights, powers and preferences of any preferred stock that we may issue in the future.
Our board of directors is authorized, subject to limitations prescribed by Delaware law and our certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including voting powers), designations, preferences and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by our stockholders, subject to applicable rules of the NYSE and Delaware law.
Authorizing our board of directors to establish preferred stock eliminates delays associated with seeking stockholder approval of the creation of a particular class or series of preferred stock. The rights of the holders of our common stock are subject to the rights of the holders of any shares of our preferred stock issued at any time, including in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change in control and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock. These provisions also could make it more difficult for our stockholders to effect certain corporate actions, including the election of directors.

Corporate Opportunities
The General Corporation Law of the State of Delaware (the “DGCL”) permits the adoption of a provision in a corporation’s certificate of incorporation renouncing any interests or expectancy of a corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or to one or more of its directors, officers or stockholders.
Our certificate of incorporation includes certain provisions regulating and defining the conduct of our affairs to the extent that they may involve Post Holdings, Inc. (“Post”) and its directors, officers, employees, agents and affiliates (except that we and our subsidiaries are not deemed affiliates of Post or its affiliates for purposes of these provisions) and our rights, powers, duties and liabilities and those of our directors, officers, managers, employees and agents in connection with our relationship with Post. In general, and except as may be set forth in any agreement between us and Post, these provisions provide that Post and its affiliates may carry on and conduct any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as us; Post and its affiliates may do business with any of our customers, vendors and lessors; and Post and its affiliates may make investments in any kind of property in which we may make investments. In addition, these provisions provide that we renounce any interest or expectancy to participate in any business of Post or its affiliates.
Moreover, our certificate of incorporation provides that we renounce any interests or expectancy in corporate opportunities which become known to (i) any of our directors, officers, managers, employees or agents who also are directors, officers, employees, agents or affiliates of Post or its affiliates (except that we and our subsidiaries are not deemed affiliates of Post or its affiliates for the purposes of the provision) or (ii) Post or its affiliates. The provision generally provides that neither Post nor our directors, officers, managers, employees or agents who also are directors, officers, employees, agents or affiliates of Post or its affiliates will be liable to us or our stockholders for breach of any fiduciary duty solely by reason of the fact that any such person pursues or acquires any corporate opportunity for the account of Post or its affiliates, directs, recommends or transfers such corporate opportunity to Post or its affiliates or does not offer or communicate information regarding such corporate opportunity to us or any person controlled by us because such person has directed or intends to direct such opportunity to Post or one of its affiliates. This renunciation does not extend to corporate opportunities expressly offered to one of our directors, officers, managers, employees or agents, solely in his or her capacity as our director, officer, manager, employee or agent.
These provisions in our certificate of incorporation cease to apply at such time as (i) we and Post and its affiliates are no longer affiliates of one another and (ii) none of the directors, officers, employees, agents or affiliates of Post serve as our directors, officers, managers, employees or agents.
Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws
Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control unless such takeover or change in control is approved by our board of directors. These provisions include:
No Special Meetings Called by Stockholders. Our certificate of incorporation and bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by any consent in lieu of a meeting. Our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the affirmative vote of a majority of our entire board of directors, the chairperson of the board of directors or our president. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.
Advance Notice Procedures. Our bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to our board of directors. Ordinarily, the stockholder must give notice in writing to our Secretary not less than 90 days nor more than 120 days prior to the date of the first anniversary of the prior year’s annual meeting (and for purposes of calculating this date with respect to the first annual meeting, the annual meeting for the prior year shall be deemed to have been held on February 11, 2022) except that, in the event that the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made. For stockholder proposals, the notice must include a description of the proposal, the reasons for the proposal and other specified matters. Our board of directors may reject any proposals or nominations that have not followed these procedures or that are not a proper subject for stockholder action in accordance with the provisions of applicable law. Although our bylaws do not otherwise give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business or the nomination of certain individuals at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Directors, and Not Stockholders, Fix the Size of Our Board of Directors. Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, but in no event will it consist of less than five nor more than twelve directors.
Vacancies and Newly-Created Directorships on Our Board of Directors. Subject to the special rights of holders of any outstanding series of our preferred stock, any vacancy on our board of directors occurring for any reason, and any newly created directorships which occur by reason of an increase in the number of directors, will be filled only by the majority of the remaining directors, even if less than a quorum or by a sole remaining director. These provisions could make it more difficult for our stockholders to affect the composition of the board of directors.
Classified Board of Directors; Removal of Directors. Our certificate of incorporation and bylaws provide that our board of directors is divided into three classes of directors serving staggered three-year terms. The number of directors assigned to each class is as equal as reasonably possible. The first class of directors will hold office until the first annual stockholders’ meeting for election of directors following March 10, 2022, the second class of directors will hold office until the second annual stockholders’ meeting for election of directors following the March 10, 2022 and the third class of directors will hold office until the third annual stockholders’ meeting for election of directors following March 10, 2022. Each class will thereafter hold office until the third annual stockholders’ meeting for election of directors following the most recent election of such class and until their successors are duly elected and qualified. With only a portion of our board of directors up for election each year, the existence of a classified board of directors could render more difficult or discourage an attempt to obtain control of us because it would take more than one annual meeting to do so. In addition, our certificate of incorporation provides that our directors may only be removed for cause, which could also make it more difficult to change the composition of our board of directors.
Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to applicable rules of the NYSE and Delaware law. These additional shares may be utilized for a variety of corporate purposes, including future public offerings or private offerings to raise additional capital, corporate acquisitions and employee benefit plans and equity grants. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise. We do not intend to solicit approval of stockholders for issuance of authorized but unissued shares of our common stock and preferred stock, unless our board of directors believes that approval is advisable or is required by applicable rules of the NYSE or Delaware law.
Amendments to Certificate of Incorporation and Bylaws
The DGCL generally provides that a corporation may amend its certificate of incorporation upon a resolution of its board of directors proposing the amendment and its submission to the stockholders for their approval upon the affirmative vote of holders of a majority of the voting power entitled to vote thereon. Our certificate of incorporation provides that it may be amended in accordance with and upon the vote prescribed by Delaware law, except that the indemnification provisions of the certificate of incorporation may be amended (or a provision inconsistent with the indemnification provisions adopted) only upon the affirmative vote of not less than 85% of all of the voting power of all of the outstanding shares of our common stock then entitled to vote in the election of directors, voting together as a single class.

The DGCL provides that the power to adopt, amend or repeal the bylaws of a corporation is held by the stockholders of the corporation, except that a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal its bylaws upon the board of directors of the corporation, but the fact that such power has been so conferred upon the board of directors will not divest the stockholders of such power or limit their power to adopt, amend or repeal the bylaws. Our certificate of incorporation and bylaws provide that our board of directors may amend, alter, change or repeal any provision of the bylaws. Our certificate of incorporation and bylaws also provide that stockholders may amend, alter, change or repeal any provision of the bylaws upon the affirmative vote of a majority of all of the voting power entitled to vote thereon.
Directors’ Liability; Indemnification of Directors and Officers
The DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:
•for any breach of the director’s duty of loyalty to the corporation or its stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;
•in respect of certain unlawful dividend payments or stock redemptions or repurchases; and
•for any transaction from which a director derives an improper personal benefit.
The DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action or suit (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees and agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person has been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
The DGCL also permits corporations to advance expenses incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.
Our certificate of incorporation limits the liability of directors to the fullest extent permitted by the DGCL and provides that we will provide our directors and officers with customary indemnification and advancement. We have entered into customary indemnification agreements with each of our directors and certain of our executive officers that provide them, in general, with customary indemnification and advancement in connection with their service to us or on our behalf.
Exclusive Forum
The DGCL permits a corporation to require, and not prohibit, in its certificate of incorporation or bylaws, internal corporate claims to be brought (only) in Delaware. Under Section 115 of the DGCL, “internal corporate claims” means claims, including claims in the right of the corporation, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery.
Section 12 of our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court for the State of Delaware) is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:
•any derivative action or proceeding brought on our behalf;
•any action asserting a breach of fiduciary duty;
•any action asserting a claim against us arising pursuant to the DGCL; and
•any action asserting a claim against us that is governed by the internal affairs doctrine.
Section 12 does not apply to suits brought to enforce a duty or liability created by the Exchange Act, for which the U.S. federal courts have exclusive jurisdiction. Our certificate of incorporation also provides that U.S. federal courts will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action or proceeding arising under the Securities Act of 1933, as amended (the “Securities Act”). Further, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in our common stock will be deemed to have notice of Section 12 of our certificate of incorporation.
Although our certificate of incorporation contains the exclusive forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. The exclusive forum provision does not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.